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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditor

        We consent to the incorporation by reference in this Annual Report (Form 10-K) of Kadant Inc. of our report dated February 7, 2003, included in the Annual Report to Shareholders of Kadant Inc.

        We also consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-67190, 33-67192, 33-67194, 33-67196, 33-83718,
33-80751, 333-80509, 333-48498, 333-65206, 333-102223 and 333-102224) of Kadant
Inc., of our reports dated February 7, 2003, with respect to the consolidated financial statements of Kadant Inc. incorporated by reference into this Annual Report (Form 10-K) and the financial statement schedule of Kadant Inc. listed in
Item 15(a) included in this Annual Report (Form 10-K) for the year ended December 28, 2002.


                                             /s/ Ernst & Young LLP


Boston, Massachusetts
March 19, 2003